EXHIBIT 99.1

Contacts:
Viking Systems, Inc.
Robert Mathews, EVP & CFO
508-366-3668 Ext. 8392

Porter, LeVay & Rose, Inc.
Michael Porter, President – Investor Relations
212-564-4700

VIKING SYSTEMS REPORTS FIRST QUARTER 2011 RESULTS

-Sales Increase 63%-

WESTBOROUGH, MA, May 6, 2011 - Viking Systems, Inc. (OTC BB:VKNG), a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery today announced results for the first quarter ended March 31, 2011.

Jed Kennedy, President and CEO of Viking Systems said, “We are very pleased with the progress we made this quarter, which represents the first full quarter of sales of our new 3DHD Vision System since its launch in October 2010.   Not only did we experience 63% growth in sales in this quarter but we now also have twenty 3DHD demonstration systems deployed which we believe is essential to ramping up sales later in the year.”

Financial Highlights for the Quarter

•	Sales increased 63% to $3.1 million in the first quarter of 2011 from $1.9 million in the first quarter of 2010, with the increase attributed to increased sales of Vikings’ 3D vision systems.

•	The Company sold 21 3D systems during the quarter compared with one 3D system in the first quarter of 2011.

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Due to the increase in sales, gross profit for the quarter was $0.7 million compared with $0.5 million in the same period in 2010.  Gross profit as a percent of sales declined due to the number of the 3DHD distributor demonstration systems sold at a discounted price.

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Operating expenses increased to $1.2 million during the quarter from $0.8 million in the first quarter of 2010 primarily due to increased sales and marketing expense and the promotional costs related to the new 3DHD system.

•	Net loss for the quarter was $0.4 million or $0.01 per share, compared with $0.3 million or $0.01 per share in the first quarter of 2010.

Business Update

During the quarter, Viking processed orders for 22 of its recently-released 3DHD Vision Systems as well as for four of its previous generation 3Di systems. Of the 22 3DHD systems, the Company has shipped 19 of them, with the other 3 units being delayed due either to financing or regulatory delays in the receiving countries. Of the 19 shipped systems, 7 were sold to customers, 10 were sold to distributors as demonstration systems, and the 2 others were shipped at no charge—one for research and the other for market development. The 4 previous-generation 3Di systems had been sold in an order that had been in process prior to the launch of Viking’s new system.

The Company, along with its distributors, continues to actively present the 3DHD Vision System at various industry events around the world.  These presentations are a critical part of developing the early interest in and ultimate adoption of the technology.

The Company plans to exhibit its 3DHD Vision System at the Annual Meeting of the American Urological Association (AUA) May 14-19 in Washington D.C, the largest gathering of urologists in the world.

The Company’s 3DHD Vision System is scheduled to be used in the first human surgery utilizing Terumo’s Kymerax Precision Drive Articulating Surgical System. The surgery is to be performed in Austria by Professor Günter Janetschek, Medical University Salzburg, Department of Urology, on May 10, 2011. The combination of these technologies, which was presented in Viking’s booth at the recent European Association of Urology Congress in Vienna, demonstrated the enabling value 3D vision brings to surgeons using articulating instrumentation and drew a tremendous amount of attention from surgeons interested in alternatives to more expensive robotic solutions.

During the quarter, the Company reached agreement with Medychny Komplex-MK Ltd. to distribute the Company’s 3DHD Vision Systems in Russia and the Ukraine and certain other countries that are part of the Commonwealth of Independent States.

The Company raised $160,473 from the sale of its common stock in the first quarter of 2011, and an additional $211,479 in April 2011.

About Viking Systems, Inc.

Viking Systems, Inc. is a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery.  It actively markets and sells the only stand alone, cost-effective 3D system for use in minimally invasive laparoscopic surgery.  Viking partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. Viking, through its OEM products business, also designs and manufactures surgical vision systems and components for several leading medical instrument companies worldwide. For more information, please visit our website at www.vikingsystems.com.

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, profitability, production and shipment of units, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Condensed Balance Sheets

Assets	March 31,	December 31,
	2011	2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$405,381	$950,285
Accounts receivable, net	1,292,081	1,008,042
Inventories, net	1,957,945	1,619,094
Prepaid expenses and other current assets	127,539	184,842
Total current assets	3,782,946	3,762,263

Property and equipment, net	405,814	365,302
Intangible assets, net	52,500	70,000
Total assets	$4,241,260	$4,197,565

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,457,392	$1,408,109
Accrued expenses	836,601	794,633
Deferred revenue	197,048	55,119
Total current liabilities	2,491,041	2,257,861

Total stockholders' equity	1,750,219	1,939,704
Total liabilities and stockholders' equity	$4,241,260	$4,197,565

Statements of Operations – Unaudited	Three Months Ended March 31,

	2011	2010

Sales, net	$3,122,594	$1,915,073
Cost of sales	2,470,836	1,414,139

Gross profit	651,758	500,934

Operating expenses:
Selling and marketing	478,363	206,603
Research and development	255,963	206,781
General and administrative	433,865	383,036
Total operating expenses	1,168,191	796,420

Operating loss	(516,433)	(295,486)

Total other income	70,178	36

Net loss applicable to common shareholders	$(446,255)	$(295,450)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding - basic and diluted	58,932,884	45,885,351

Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting the Company’s operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding the Company’s ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Three Months Ended March 31,
	2011	2010
Net loss, as reported	$(446,255)	$(295,450)
Adjustments:
Total other (income)/expense	(70,178)	(36)
Operating loss, as reported	(516,433)	(295,486)
Non-cash stock option expense	96,297	95,610
Depreciation and amortization	78,575	30,517
Operating loss before non-cash charges	$(341,561)	$(169,359)